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                                                                     Exhibit 4.6

                     FOURTH AMENDMENT TO THE FOURTH AMENDED
                    AND RESTATED LOAN AND SECURITY AGREEMENT

         THIS FOURTH AMENDMENT TO THE FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment") is made and entered into as of the 30th day of June, 1998, by and among PEOPLES TELEPHONE COMPANY, INC., a New York corporation ("Borrower"), each of the Lenders signatory hereto (hereinafter referred to individually as a "Lender" and collectively as the "Lenders"), and CREDITANSTALT CORPORATE FINANCE, INC., a Delaware corporation, as successor agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, hereinafter referred to as the "Agent");

                              W I T N E S S E T H:

         WHEREAS, on March 12, 1990, Borrower entered into a certain Loan and Security Agreement, dated as of March 12, 1990, as amended (as so amended, the "Original Loan Agreement"), among Borrower, the banks party thereto and Creditanstalt-Bankverein, as agent (the "Original Agent"), pursuant to which such banks made available to Borrower a revolving credit facility; and

         WHEREAS, the Original Loan Agreement was superseded by that certain Amended and Restated Loan and Security Agreement, dated as of May 4, 1992 (the "First Restated Agreement") among the Borrower, the banks party thereto and the Original Agent; and

         WHEREAS, the First Restated Agreement was superseded by that certain Second Amended and Restated Loan and Security Agreement, dated as of March 29, 1993 (the "Second Restated Agreement") among Borrower and PTC Cellular, Inc., a Delaware corporation, as borrowers, the banks party thereto and the Original Agent; and

         WHEREAS, the Second Restated Agreement was superseded by that certain Third Amended and Restated Loan and Security Agreement, dated as of February 17, 1994 (the "Third Restated Agreement") among the Borrower, the lenders party thereto and the Original Agent; and

         WHEREAS, the Third Restated Agreement was superseded by that certain Fourth Amended and Restated Loan and Security Agreement, dated as of July 19, 1995 (the "Fourth Restated Agreement") among the Borrower, the lenders party thereto (the "Lenders") and the Original Agent; and

         WHEREAS, the Fourth Restated Agreement was amended on November 29, 1995 pursuant to a certain Waiver and First Amendment to Fourth Amended and Restated Loan Agreement, a certain Second Amendment to Fourth Amended and Restated Loan Agreement dated April 4, 1996 and a certain Third Amendment to Fourth Amended and Restated Loan Agreement dated March 26, 1997;



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         WHEREAS, Borrower has requested that the Lenders and the Agent agree to modify certain financial covenants for the fiscal quarter ending June 30, 1998;

         WHEREAS, the Lenders and the Agent are willing to modify such financial covenants on the condition that the Fourth Restated Agreement is amended as set forth herein;

         NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. All capitalized terms used herein and not expressly defined herein shall have the same respective meanings given to such terms in the Fourth Restated Agreement.

         2. AMENDMENTS. The Fourth Restated Agreement is hereby further amended by deleting Sections 8.1 and 8.2 thereof in their entirety and by substituting therefor new Sections 8.1 and 8.2 to read as follows:

                  8.1 OPERATING CASH FLOW. Borrower shall maintain, as of the last day of each fiscal quarter of Borrower, Operating Cash Flow for the four fiscal quarter period then ending of not less than the amount set forth below opposite each such applicable period:

                      APPLICABLE PERIOD                            AMOUNT
                      -----------------                            ------

                     10/01/97 - 12/31/97                         $22,500,000
                     01/01/98 - 03/31/98                         $24,500,000
                     04/01/98 - 6/30/98                          $23,000,000
                     07/01/98 - 09/30/98                         $24,000,000
                     10/01/98 - 12/31/98                         $22,500,000
                     01/01/99 - 03/31/99                         $23,500,000
                     04/01/99 - 06/30/99                         $24,500,000
                     07/01/99 - 09/30/99                         $25,500,000
                     Each Fiscal Quarter Thereafter              $26,500,000

                  8.2 INTEREST COVERAGE RATIO. Borrower shall maintain, as of the last day of each fiscal quarter, an Interest Coverage Ratio for the four fiscal quarter period then ending of not less than the ratio set forth below opposite each such applicable period:

                      APPLICABLE PERIOD                           RATIO
                      -----------------                           -----

                     10/01/97 - 12/31/97                        1.50:1.00
                     01/01/98 - 06/30/99                        1.75:1.00
                     Each Fiscal Quarter thereafter             2.00:1.00


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         3. CONDITIONS PRECEDENT. This Amendment shall not become effective unless and until the following conditions have been met, to the sole and complete satisfaction of the Lenders, the Agent and their respective counsel:

                  (a) REPRESENTATIONS AND WARRANTIES. Giving effect to this Amendment, all of the representations and warranties made by Borrower under the Fourth Restated Agreement and the Loan Documents shall be true and correct in all material respects as of the date hereof with the same force and effect as if made on and as the date hereof except for such changes in such representations and warranties which do not constitute a Default or Event of Default, which do not, individually or in the aggregate, have a Material Adverse Effect and which have, to the extent required, been disclosed to the Agent and the Lenders pursuant to Section 6.2 or 6.8 of the Fourth Restated Agreement or otherwise;

                  (b) NO MATERIAL ADVERSE CHANGE. Since December 31, 1997, there shall not have occurred any material adverse change in the assets, liabilities, business, operations or condition (financial or otherwise) of the Borrower, or any event, condition, or state of facts which would be expected to have a Material Adverse Effect subsequent to the date hereof;

                  (c) DOCUMENTATION. The Agent and the Lenders shall have received this Amendment, duly executed and delivered to the Agent and the Lenders.

         4. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. Borrower hereby represents and warrants to the Agent and the Lenders that (a) giving effect to the amendments set forth in Section 2 of this Amendment, all of Borrower's representations and warranties contained in the Fourth Restated Agreement and the other Loan Documents are true and correct on and as of the date of Borrower's execution of this Agreement; (b) except in respect of the covenants referenced in Section 2 hereof, no Default or Event of Default has occurred and is continuing as of such date under any Loan Document; (c) Borrower has the power and authority to enter into this Agreement and to perform all of its obligations hereunder; (d) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Borrower; and (e) the execution and delivery of this Agreement and performance thereof by Borrower does not and will not violate the Articles of Incorporation, By-laws or other organizational documents of the Borrower and does not and will not violate or conflict with any law, order, writ, injunction, or decree of any court, administrative agency or other governmental authority applicable to Borrower or its properties.

         5. EXPENSES. Borrower agrees to pay, immediately upon demand by the Agent, all costs, expenses, attorneys' fees and other charges and expenses actually incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and any other instrument, document, agreement or amendment executed in connection with this Agreement.

         6. DEFAULTS HEREUNDER. The breach of any representation, warranty or covenant contained herein or in any document executed in connection herewith, or the failure to serve or comply with any term or agreement contained herein shall constitute a Default or Event of Default



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under the Fourth Restated Agreement and the Agent and the Lenders shall be entitled to exercise all rights and remedies they may have under the Fourth Restated Agreement, any other documents executed in connection therewith and applicable law.

         7. REFERENCES. All references in the Fourth Restated Agreement and the Loan Documents to the Fourth Restated Agreement shall hereafter be deemed to be references to the Fourth Restated Agreement as amended hereby and as the same may hereafter be amended from time to time.

         8. LIMITATION OF AGREEMENT. Except as especially set forth herein, this Agreement shall not be deemed to waive, amend or modify any term or condition of the Fourth Restated Agreement, each of which is hereby ratified and reaffirmed and which shall remain in full force and effect, nor to serve as a consent to any matter prohibited by the terms and conditions thereof.

         9. COUNTERPARTS. This Agreement may be executed in any number of counterparts, and any party hereto may execute any counterpart, each of which, when executed and delivered, will be deemed to be an original and all of which, taken together will be deemed to be but one and the same agreement.

         10. FURTHER ASSURANCES. Borrower agrees to take such further action as the Agent or the Majority Lenders shall reasonably request in connection herewith to evidence the amendments herein contained to the Fourth Restated Agreement.

         11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

         12. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.


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         13. NO CLAIM. Borrower hereby represents, warrants, acknowledges and agrees to and with the Lenders and Agent that (a) Borrower neither holds nor claims any right of action, claim, cause of action or damages, either at law or in equity, against the Lenders and Agent which arises from, may arise from, allegedly arise from, are based upon or are related in any manner whatsoever to the Fourth Restated Agreement and the Loan Documents or which are based upon acts or omissions of the Lenders or Agent in connection therewith and (b) the Obligations are absolutely owed to the Lenders and Agent, without offset, deduction or counterclaim.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first written above.

                           "BORROWER"

                           PEOPLES TELEPHONE COMPANY, INC.


                           By: /s/ WILLIAM A. BAUM
                               -------------------------------------------------
                               William A. Baum
                               Senior Vice President and Chief Financial Officer


                           Attest: /s/ BRUCE W. RENARD
                                  ----------------------------------------------
                                   Bruce W. Renard
                                   Secretary

                                               [CORPORATE SEAL]


                       [Signatures Continued On Next Page]





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                    [Signatures Continued From Previous Page]


                                  "AGENT"

                                  CREDITANSTALT CORPORATE FINANCE, INC.


                                  By: /s/ ROBERT M. BIRINGER
                                      -----------------------------------------
                                      Robert M. Biringer
                                      Executive Vice President


                                  By: /s/ WILLIAM E. MCCOLLUM, JR
                                      -----------------------------------------
                                      Name: William E. McCollum
                                      Title: Senior Associate



                       [Signatures Continued On Next Page]




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                    [Signatures Continued From Previous Page]


                                   "LENDER"

                                   CREDITANSTALT CORPORATE FINANCE, INC.


                                   By: /s/ ROBERT M. BIRINGER
                                       ----------------------------------------
                                       Robert M. Biringer
                                       Executive Vice President


                                   By: /s/ WILLIAM E. MCCOLLUM, JR
                                       ----------------------------------------
                                       Name: William E. McCollum, Jr
                                       Title: Senior Associate





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